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                                 PROMISSORY NOTE


BORROWER:      UniFET, INCORPORATED
               11021 Via Frontera, Suite 200
               San Diego, CA  92127

LENDER:        PRAKTIKERFINANS AB
               Hollandargatan 10
               Box 3160
               S-106 63 Stockholm, Sweden

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PRINCIPAL AMOUNT: $738,688  INTEREST RATE: 9%  DATE OF NOTE: JUNE 1, 1994

1. PROMISE TO PAY. UniFET, INCORPORATED ("Borrower") promises to pay to PRAKTIKERFINANS ("Lender"), or order, in lawful money of the United States of America, the principal amount of $738,688, together with interest on the unpaid outstanding principal balances from the date hereof, until paid in full, at the rate of nine (9) per cent per annum.

2. PAYMENT AND TERM. Borrower will pay outstanding principal plus all accrued unpaid interest on or before thirty-six (36) months from the date hereof. Borrower will pay Lender at Lender's address shown above or at such other place
as Lender may   designate in writing.  Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to any unpaid collection costs and late charges, and any remaining amount to principal.

3. PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due, upon thirty (30) days written notice to the Lender by the Borrower.

4. DEFAULT. Borrower will be in default immediately upon notice if any of the following events shall occur: (a) Borrower fails to make any payment in connection with this loan within ten (10) days after due; (b) any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect; (c) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws.

5. LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued interest immediately due. In such event, subject to any limits under applicable law, Borrower shall also pay Lender's reasonable attorneys' fees and

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legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower will also pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of San Diego County, the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

6. GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor.

7. NOTICES. All notices required to be given hereunder shall be given in writing and shall be effective when actually delivered or three (3) days after deposited in the mail, first class, postage prepaid, addressed to the party to whom the notice is to be given and the address shown above.


BORROWER:
UniFET, INCORPORATED


By:   /S/ W.J. MEZGER
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      W. JERRY MEZGER, President & CEO


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